UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2018

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2018, Keryx Biopharmaceuticals, Inc. (the “Company”) entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) pursuant to which SVB made a revolving line of credit available to the Company in an aggregate amount of up to $40 million (the “Revolving Loan Facility”). Availability under the Revolving Loan Facility is subject to a borrowing base comprised of eligible receivables and eligible inventory as set forth in the Loan and Security Agreement. Proceeds from the revolving line of credit may be used for working capital and general business purposes. The Revolving Loan Facility is secured by substantially all of the Company’s personal property other than intellectual property. The Revolving Loan Facility restricts the Company’s ability to grant any interest in its intellectual property other than certain permitted licenses and permitted encumbrances set forth in the Revolving Loan Facility.

The principal amount outstanding under the revolving line bears interest at a floating rate per annum equal to the greater of (i) 2.0% above the “prime rate,” as reported in The Wall Street Journal and (ii) 6.75%, which interest is payable monthly. Principal amounts borrowed under the revolving line of credit may be repaid and, prior to the maturity date, re-borrowed, subject to the terms and conditions set forth in the Revolving Loan Facility. The Revolving Loan Facility will mature on the date that is two years after the effective date of the Loan and Security Agreement. Upon entry into the Loan and Security Agreement (payable in installments and subject to certain conditions), and at the one year anniversary thereof, the Company must pay to SVB a fee equal to 1.00% of the Revolving Loan Facility. The Company is also required to pay on a quarterly basis a fee equal to 0.25% per annum of the average unused portion of the revolving line. The Company must pay a termination fee of 2.00% of the Revolving Loan Facility, if the revolving line is terminated prior to the maturity date, subject to certain exceptions.

The Revolving Loan Facility includes customary representations and warranties and affirmative and negative covenants. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal corporate existence and governmental approvals, deliver certain financial reports and account information, maintain insurance coverage and satisfy certain requirements regarding deposit accounts. The Company must maintain a liquidity ratio of at least 1.50:1.00, as of the last day of each month, and must also achieve the minimum revenue specified for a particular test period, measured as of the last day of each month on a trailing three-month basis. The negative covenants include, among others, restrictions on transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, creating liens, selling assets and suffering a change in control, in each case subject to certain exceptions.

The Revolving Loan Facility also includes events of default, the occurrence and continuation of which could cause interest to be charged at the rate that is otherwise applicable plus 5.0% and would provide SVB with the right to exercise remedies against the Company and the collateral securing the Revolving Loan Facility. These events of default include, among other things, any failure by the Company to pay principal or interest due under the Revolving Loan Facility, a breach of certain covenants under the Revolving Loan Facility, insolvency, a material adverse change, the occurrence of any default under certain other indebtedness in an amount individually or in the aggregate greater than $250,000, and one or more judgments against the Company in an amount greater than $250,000 individually or in the aggregate.

The foregoing description of the Loan and Security Agreement is qualified in its entirety by reference to such agreement filed as Exhibit 10.1 of this report, which is incorporated herein by reference.

The representations, warranties and covenants contained in the Loan and Security Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under such agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, and this subsequent information may or may not be fully reflected in our public disclosure.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements And Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

10.1+	Loan and Security Agreement dated July 18, 2018, between Keryx Biopharmaceuticals, Inc. and Silicon Valley Bank.

+	Confidential treatment is being sought with respect to omitted portions of this exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)
Date: July 20, 2018

	By:	/s/ Scott A. Holmes
Scott A. Holmes
Chief Financial Officer